Exhibit 10.16(a)

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT dated October 8, 2021 (the “Amendment”) is made to the Employment Agreement dated as of January 16, 2018 (the “Employment Agreement”) by and between ESPEY MG. & ELECTRONICS CORP., a New York corporation (the “Company”) and PATRICK T. ENRIGHT, JR. (the “Executive”).

WHEREAS, the Company and the Executive desire to amend the Employment Agreement in order to extend the Employment Term.

NOW, THEREFORE, the parties hereto agree as follows:

1.       Defined Terms. Capitalized terms used in this Amendment without definition shall have the respective meanings assigned to such terms in the Employment Agreement.

2.       Employment Term. The Employment Term is extended for an additional two years commencing February 1, 2022 and terminating on January 31, 2024.

3.       Base Salary. Executive’s current Base Salary, subject to the terms and conditions of Section 3(a) of the Employment Agreement, is $275,000.

4.       Form of Release. Exhibit B to the Employment Agreement, the form of Separation Agreement and General Release is amended and restated in the form attached hereto.

5.       No Other Amendments. In all other respects the Employment Agreement is ratified and confirmed.

[signatures contained on the next page]

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be duly executed effective as of the day and year first above written.

ESPEY MFG. & ELECTRONICS CORP.

By:
Name: /s/ David O’Neil
Title: Executive Vice President

/s/ Patrick T. Enright, Jr.

EXHIBIT B

SEPARATION AGREEMENT AND GENERAL RELEASE

This “Separation Agreement and General Release” (hereinafter “Release”), signed by PATRICK T. ENRIGHT, JR. (hereinafter “you” or “your”) and in favor of Espey Mfg. & Electronics Corp. (hereinafter “the Company”) is for the purpose of amicably and fully resolving any and all claims, disputes and issues arising out of your employment at the Company and the termination of that employment.

As your employment with the Company terminated on ____________ (“your Termination Date”), and

As you have agreed to provide this Release to the Company in return for the consideration set forth herein;

Therefore, in consideration of the mutual covenants and promises hereinafter provided and of the actions to be taken pursuant thereto, you agree as follows:

1.   (a) You hereby accept the sums set forth in Section 1(b) below. Except as provided in said Section 1(b) and in Section 5 below, you will not be entitled to any other compensation or benefits from the Company.

(b)   (i) The Company will make severance payments to you in the gross aggregate amount of $____________, (representing nine months of your base salary) less all withholdings and deductions required by law, to be paid according to your regular payroll cycle until fully paid.

(ii)  The Company will commence making severance payments to you beginning on the first regular payroll after the thirtieth day following your Termination Date.

(iii)  To the extent any taxes may be due on the payments provided in this Agreement, beyond any withheld by the Company, you shall pay them yourself and shall indemnify and hold the Company harmless from any tax claims or penalties resulting from such payments. You further agree to provide the Company any and all information pertaining to you upon request as reasonably necessary for the Company and other entities released herein to comply with applicable tax laws. You hereby acknowledge that the Company has not made any representations regarding the tax consequences of the payments provided in this Release and that the Company has not provided you with any tax advice regarding the payments provided in this Release, including without limitation advice on the treatment of the payments under Section 409A of the Internal Revenue Code.

(c)   You shall be entitled to any continuation of your medical benefits until the end of the nine -month period during which severance pay is payable pursuant to Section 1(b) above, at the same premium rate that active employees of the Company pay for such medical benefits, with the Company paying the difference between your premium rate and the cost of such medical benefits, as permitted under Section 6(c) of the Employment Agreement dated ____________, 2018. Nothing in this Release shall affect your entitlement to continuation of your medical benefits under Section 4980B of the Internal Revenue Code of 1986, as amended, or similar state law.

OR (d) If you elect to continue your medical benefits under COBRA, the Company will pay your portion of the COBRA premium for the period during which severance pay is payable pursuant to Section 1(b) above.

[If Applicable]     [The Company will make a payment to you in the gross amount of $____________ in accordance with Section 6(c) Termination without Cause of the Employment Agreement dated ____________, 2018.

2.  In exchange for the sums and benefits set forth above, you agree to release the Company, its subsidiaries, its affiliated and related entities and their current and former shareholders, officers, directors, agents, employees, successors and assigns (hereinafter collectively the “Released Parties”) from all claims, demands, actions, and liabilities, whether known or unknown (except as expressly set forth in Section 4 below), you may have against them or any one of them in any way related to your employment at the Company and/or the termination of that employment. By way of example, the types of claims that are covered under this Release include, but are not limited to:

(a)   all “wrongful discharge” claims, “constructive discharge” claims, claims relating to any contracts of employment, expressed or implied, any covenants of good faith and fair dealing, expressed or implied, any personal wrongs or injuries and any claim for attorneys fees;

(b)   any claims that could be brought pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-1 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1131 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq. the Lilly Ledbetter Fair Pay Act of 2009, Pub. L. No. 111L-2; the New York Human Rights Law, McKinney’s Executive Law §290, et seq., (all as may have been amended);

(c)   any claims that could be brought under any other federal, state, county or municipal statute or ordinance dealing with (i) discrimination in employment on the basis of sex, race, national origin, religion, disability, age, marital status, affectional or sexual orientation or other reason; (ii) employee whistleblower protection; and (iii) employee family leave rights; and

(d)   all other claims including those of which you are not aware and those not specifically mentioned in this Release.

3.   (a) You agree that you will never sue or otherwise institute a claim of any kind against the Released Parties or any one of them for anything that has happened up to now, whether such claim is presently known or unknown by you, in any way related to your employment at the Company and/or the termination of that employment.

(b)   If you breach the terms of this Release by suing the Company or the Company’s personnel, you agree that you will pay all costs and expenses incurred by the Company and the Company’s personnel in defending against the suit, including reasonable attorneys’ fees.

(c)   Additionally, if you breach the terms of this Release, you agree that the Company shall have the right to obtain, by way of counterclaim or other lawful means, repayment of the full amount paid to you as consideration for this Release.

4.  Notwithstanding anything in this Release to the contrary, (a) this Release does not include any claims you may have with respect to any medical, prescription, dental, flexible spending account, life insurance, retirement and savings or other benefits provided by plans maintained by the Company to which you may be entitled, any rights that you may have under this Release, Company’s Employee Stock Ownership Plan or outstanding stock options granted to you by the Company, any rights to indemnification you may have under the Company’s Certificate of Incorporation or By-Laws, or to any payments due you under this Release, and (b) nothing in this Release is intended to prohibit or restrict you from: making any disclosure of information required by law or (i) filing a charge with, (ii) providing information to, or (iii) testifying or otherwise assisting or participating in any investigation or proceeding brought by, any regulatory or law enforcement agency or legislative body, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board; nevertheless, you acknowledge and agree that by virtue of this Release you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Release, and you therefore agree you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Release.

5.  You agree that you have executed this Release on your own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that you may have now or in the future.

6.  You acknowledge and agree that the benefits provided herein exceed any amount to which you would otherwise be presently entitled under the Company’s policies, procedures and benefit programs and/or under any applicable law without providing this Release, and constitute valuable consideration for this Release.

7.  You acknowledge that, by requesting this Release, the Company does not admit, expressly or implicitly, that it has engaged in any wrongdoing whatsoever.

8.  (a) You hereby acknowledge and agree that Section 7 of your Employment Agreement dated ____________, 2018, which contains various covenants as to Confidential Information, non-competition and non-solicitation shall remain in full force and effect according to its terms.

(b) You further acknowledge and represent that you have returned to the Company all Confidential Information (including copies), all other documents, and all tangible property of the Company, including, but not limited to, keys, credit cards, cell phones, computers and other electronic equipment.

9.    You and the Company agree that neither you nor the Company will make any statements, orally or in writing (including electronic communications), that disparage the business reputation or good will of the Released Parties or any one of them or of you.

10.  You agree to keep both the existence and the terms of this Release completely confidential, except that you may discuss this Release with your attorney, accountant or other tax professional, and your spouse, and (b) to the extent necessary to enforce your rights hereunder.

11.  You acknowledge that you have been advised of the following:

(a)   you have the right to and should consult with an attorney prior to signing this Release;

(b)   you have 21 days to decide whether to sign this Release and deliver it to, ________________ at the Company’s offices, 233 Ballston Avenue, Saratoga Springs, New York 12866.

(c)   if you sign this Release, you have up to 7 days to revoke it and the Release will not become effective until this 7-day period has expired;

12.   This Release is not effective or enforceable for 7 days after you sign it and you may revoke it during that time. To revoke, a written notice of revocation must be delivered to, ________________ at the Company’s offices at the above address, within 7 days after you sign this Release. The revocation must be:

(a)   sent by certified mail within the 7-day period; and

(b)   properly addressed to ________________________ at the above address.

If ____________ does not receive a written verification in accordance with the foregoing terms, you will not be able to rescind this Release.

13.              You agree that this Release contains the entire agreement of the parties and that this Release cannot be amended, modified, or supplemented in any respect except by the written agreement of both parties.

14.              You agree that if any term or provision of this Release or the application thereof to any alleged claim or party or circumstances, shall to any extent be determined to be invalid, void, or unenforceable, the remaining provisions and any application thereof shall nevertheless continue in full force and effect without being impaired or invalidated in any way. The parties further agree to replace any such void or unenforceable provision of this Release with a valid and enforceable provision that will achieve, to the extent possible, the economic, business or other purposes of the void or unenforceable provision.

15.              You agree that this Release shall be governed by the laws of the State of New York without giving effect to any conflicts of law principles.

16.              This Agreement will not become effective until the expiration of the 7-day revocation period set forth in paragraph 12 above.

17.              You hereby acknowledge that you have read this Release in its entirety, understand fully the meaning and significance of all its terms, and hereby voluntarily and knowingly agree to accept all of its terms. You further acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Release except for the agreements set forth in the Release.

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